Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD THIRD QUARTER REVENUES, OPERATING

PROFIT, AND EARNINGS

Third Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations of $0.60, which excludes $98.2 million in amortization of intangible assets, up 20.4%

•	GAAP diluted EPS from continuing operations of $0.56, up 23.0%

•	Net revenues of $20.9 billion

WOONSOCKET, RHODE ISLAND, October 30, 2008 - CVS Caremark Corporation (NYSE: CVS), today announced record revenues, operating profit, and earnings for the third quarter ended September 27, 2008.

Revenues:

Net revenues for the third quarter ended September 27, 2008, increased $368.2 million to $20.9 billion, up from $20.5 billion during the third quarter ended September 29, 2007.

Revenues in the retail drugstore segment increased 5.3% to $11.5 billion in the third quarter, while same store sales (sales from stores open more than one year) in the Company’s CVS/pharmacy division for the third quarter rose 3.7% over the prior year period. Pharmacy same store sales rose 3.8% and were negatively impacted by approximately 280 basis points due to recent generic introductions, while front-end same store sales increased 3.3%.

Revenues in the pharmacy services segment decreased 0.9% to $10.6 billion in the third quarter ended September 27, 2008. Retail network claims processed during the third quarter ended September 27, 2008, increased 2.7% to 134.4 million compared to 130.9 million in the prior year period. The increase in retail network claims was driven primarily by increased enrollment in the Medicare Part D business. Mail service claims processed during the third quarter ended September 27, 2008 decreased 19.6% to 14.7 million compared to 18.3 million in the prior year period primarily due to the termination of the Federal Employees Health Benefit Plan mail contract effective December 31, 2007.

Earnings from continuing operations:

Earnings from continuing operations for the third quarter ended September 27, 2008, increased 18.8% to $818.8 million compared with earnings from continuing operations of $689.5 million in the comparable 2007 period. Adjusted earnings per share from continuing operations, which excludes $98.2 million in amortization of intangible assets primarily related to acquisition activity, for the third quarter were $0.60, compared with $0.50 in the comparable 2007 period. GAAP earnings per diluted share from continuing operations for the third quarter were $0.56 compared with $0.45 in the comparable 2007 period. Earnings from continuing operations for the nine months ended September 27, 2008, increased 31.2% to $2,390.8 million compared with earnings from continuing operations of $1,822.0 million in the comparable 2007 period. Adjusted earnings per share from continuing operations, which excludes $293.9 million in amortization of intangible assets primarily related to acquisition activity, for the nine months were $1.75, compared with $1.48 in the comparable 2007 period. GAAP earnings per diluted share from continuing operations for the nine months were $1.63 compared with $1.36 in the comparable 2007 period.

Tom Ryan, Chairman, President and Chief Executive Officer of CVS Caremark said, “I’m pleased to report strong third quarter results, which were right in line with our expectations despite the uncertain economic environment. We achieved record sales, operating profits, net earnings, and free cash flow. I’m also pleased to report that we expect to close the acquisition of Longs Drug Stores today, having successfully completed the tender offer. The Longs transaction provides significant upside for both our retail and PBM businesses over time.”

Loss from discontinued operations:

In connection with certain business dispositions completed between 1991 and 1997, we continue to guarantee approximately 220 store lease obligations for a number of former subsidiaries, including Linens ‘n Things. On May 2, 2008, Linens Holding Co., which operates Linens ‘n Things, filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, leading the Company to correspondingly record an initial estimate of its potential obligations for lease guarantees based on Linens ‘n Things plan of reorganization. On October 14, 2008, it was reported that an auction of Linens ‘n Things was canceled due to lack of qualified bidders and that Linens ‘n Things expected to be liquidated. The loss from discontinued operations includes $131.5 million of lease-related costs ($213.6 million net of a $82.1 million income tax benefit), which the Company believes it will likely be required to satisfy pursuant to the lease guarantees.

Real estate program

For the quarter, CVS Caremark opened 46 new retail pharmacy stores, closed 7 retail pharmacy stores, and relocated 30 others. As of September 27, 2008, the Company operated 6,347 retail pharmacy stores, 57 specialty pharmacy stores, 20 specialty mail order pharmacies and 7 mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

Teleconference and webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com. This webcast will be archived and available on the web site for a one-month period following the conference call.

About the Company

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of healthcare services in the U.S. The Company is uniquely positioned to effectively manage costs and improve healthcare outcomes through its more than 6,300 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the press room portion of the Company’s website, at www.cvs.com/pressroom.

Forward-looking statement

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the quarter ended June 28, 2008.

– Tables Follow –

CVS CAREMARK CORPORATION

Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended(1)
In millions, except per share amounts	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net revenues	$20,863.4	$20,495.2	$63,329.7	$54,387.1
Cost of revenues	16,462.8	16,300.0	50,262.9	42,730.2

Gross profit	4,400.6	4,195.2	13,066.8	11,656.9
Operating expenses	2,934.4	2,924.1	8,752.4	8,339.5

Operating profit	1,466.2	1,271.1	4,314.4	3,317.4
Interest expense, net	112.7	127.5	358.3	297.3

Earnings from continuing operations before income tax provision	1,353.5	1,143.6	3,956.1	3,020.1
Income tax provision	534.7	454.1	1,565.3	1,198.1

Earnings from continuing operations	818.8	689.5	2,390.8	1,822.0
Loss from discontinued operations, net of income tax benefit(2)	(82.8)	—	(131.5)	—

Net earnings	736.0	689.5	2,259.3	1,822.0
Preference dividends, net of income tax benefit	3.5	3.4	10.6	10.4

Net earnings available to common shareholders	$732.5	$686.1	$2,248.7	$1,811.6

Basic earnings per common share:
Earnings from continuing operations	$0.57	$0.47	$1.66	$1.40
Loss from discontinued operations	(0.06)	—	(0.09)	—

Net earnings	$0.51	$0.47	$1.57	$1.40

Weighted average basic common shares outstanding	1,435.5	1,473.7	1,432.4	1,290.7

Diluted earnings per common share: (3)
Earnings from continuing operations	$0.56	$0.45	$1.63	$1.36
Loss from discontinued operations	(0.06)	—	(0.09)	—

Net earnings	$0.50	$0.45	$1.54	$1.36

Weighted average diluted common shares outstanding	1,469.7	1,521.2	1,469.0	1,335.0

Dividends declared per common share	$0.06900	$0.06000	$0.18900	$0.16875

(1)	On March 22, 2007, pursuant to the Agreement and Plan of Merger dated as of November 1, 2006, as amended (the “Merger Agreement”), Caremark Rx, Inc. (“Caremark”) was merged with and into a newly formed subsidiary of CVS Corporation, with the CVS subsidiary continuing as the surviving entity. Under the terms of the Merger Agreement, Caremark shareholders received 1.67 shares of common stock, par value $0.01 per share of the Corporation for each share of common stock of Caremark, par value $0.001 per share, issued and outstanding immediately prior to the effective time of the merger. Further, the results of operations for the thirty-nine weeks ended September 29, 2007 include 192 days of Caremark’s results of operations.
(2)	In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee approximately 220 store lease obligations for a number of former subsidiaries, including Linens ‘n Things. On May 2, 2008, Linens Holding Co., which operates Linens ‘n Things, filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, leading the Company to correspondingly record an initial estimate of its potential obligations for lease guarantees based on Linens ‘n Things plan of reorganization. On October 14, 2008, it was reported that an auction of Linens ‘n Things was canceled due to lack of qualified bidders and that Linens ‘n Things expected to be liquidated. The loss from discontinued operations includes $131.5 million of lease-related costs ($213.6 million net of a $82.1 million income tax benefit), which the Company believes it will likely be required to satisfy pursuant to the lease guarantees.
(3)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $0.8 million and $0.9 million for the thirteen weeks ended September 27, 2008 and September 29, 2007, respectively. The dilutive earnings adjustment was $2.7 million and $2.8 million for the thirty-nine weeks ended September 27, 2008 and September 29, 2007, respectively.

CVS CAREMARK CORPORATION

Consolidated Balance Sheets

(Unaudited)

In millions, except share and per share amounts	September 27, 2008	December 29, 2007
Assets:
Cash and cash equivalents	$1,282.3	$1,056.6
Short-term investments	—	27.5
Accounts receivable, net	4,799.5	4,579.6
Inventories	8,345.4	8,008.2
Deferred income taxes	360.2	329.4
Other current assets	181.4	148.1

Total current assets	14,968.8	14,149.4
Property and equipment, net	6,489.5	5,852.8
Goodwill	23,925.0	23,922.3
Intangible assets, net	10,197.2	10,429.6
Other assets	371.0	367.8

Total assets	$55,951.5	$54,721.9

Liabilities:
Accounts payable	$3,284.4	$3,593.0
Claims and discounts payable	2,428.2	2,484.3
Accrued expenses	2,491.5	2,556.8
Short-term debt	982.0	2,085.0
Current portion of long-term debt	697.4	47.2

Total current liabilities	9,883.5	10,766.3
Long-term debt	8,047.5	8,349.7
Deferred income taxes	3,445.6	3,426.1
Other long-term liabilities	839.1	857.9
Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 3,658,000 shares at September 27, 2008 and 3,798,000 shares at December 29, 2007	195.5	203.0
Common stock, par value $0.01: authorized 3,200,000,000 shares; issued 1,602,504,000 shares at September 27, 2008 and 1,590,139,000 shares at December 29, 2007	16.0	15.9
Treasury stock, at cost: 164,844,000 shares at September 27, 2008 and 153,682,000 shares at December 29, 2007	(5,824.4)	(5,620.4)
Shares held in trust, 1,700,000 shares at September 27, 2008 and 9,224,000 at December 29, 2007	(55.5)	(301.3)
Guaranteed ESOP obligation	(44.5)	(44.5)
Capital surplus	27,250.2	26,831.9
Retained earnings	12,245.7	10,287.0
Accumulated other comprehensive loss	(47.2)	(49.7)

Total shareholders’ equity	33,735.8	31,321.9

Total liabilities and shareholders’ equity	$55,951.5	$54,721.9

CVS CAREMARK CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
In millions	September 27, 2008	September 29, 2007
Cash flows from operating activities:
Cash receipts from revenues	$45,314.1	$44,269.9
Cash paid for inventory	(32,724.1)	(35,012.8)
Cash paid to other suppliers and employees	(8,784.1)	(5,743.5)
Interest received	14.4	23.6
Interest paid	(383.4)	(320.9)
Income taxes paid	(1,258.6)	(1,343.6)

Net cash provided by operating activities	2,178.3	1,872.7

Cash flows from investing activities:
Additions to property and equipment	(1,483.2)	(1,232.7)
Proceeds from sale-leaseback transactions	196.9	37.5
Acquisitions (net of cash acquired) and other investments	(27.9)	(1,961.2)
Sale of short-term investment	27.5	—
Proceeds from sale or disposal of assets	13.6	104.7

Net cash used in investing activities	(1,273.1)	(3,051.7)

Cash flows from financing activities:
Reductions in short-term debt	(1,103.0)	(1,417.7)
Additions to long-term debt	350.0	6,000.0
Reductions in long-term debt	(2.0)	(521.1)
Dividends paid	(270.5)	(220.6)
Proceeds from exercise of stock options	313.7	352.9
Excess tax benefits from stock based compensation	55.3	48.8
Repurchase of common stock	(23.0)	(2,866.9)

Net cash (used in)/provided by financing activities	(679.5)	1,375.4

Net increase in cash and cash equivalents	225.7	196.4
Cash and cash equivalents at beginning of period	1,056.6	530.7

Cash and cash equivalents at end of period	$1,282.3	$727.1

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$2,259.3	$1,822.0
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	920.2	818.5
Stock based compensation	67.7	59.3
Deferred income taxes and other non-cash items	24.1	(38.3)
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(219.7)	337.2
Inventories	(337.1)	(333.4)
Other current assets	(42.9)	(21.3)
Other assets	5.1	(25.1)
Accounts payable and Claims and discounts payable	(364.7)	(368.8)
Accrued expenses	(121.5)	(387.3)
Other long-term liabilities	(12.2)	9.9

Net cash provided by operating activities	$2,178.3	$1,872.7

Adjusted Earnings Per Share

For internal comparisons, management finds it useful to assess year-to-year performance adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as earnings from continuing operations before income taxes plus amortization, less income tax provision and dilutive earnings adjustment, divided by the weighted average diluted common shares outstanding.

Following is a reconciliation of earnings from continuing operations before income tax provision to adjusted earnings per share:

	(Unaudited) 13 Weeks Ended		(Unaudited) 39 Weeks Ended
In millions, except per share amounts	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Earnings from continuing operations before income tax provision	$1,353.5	$1,143.6	$3,956.1	$3,020.1
Amortization	98.2	108.7	293.9	268.8

Adjusted earnings from continuing operations before income tax provision	1,451.7	1,252.3	4,250.0	3,288.9
Income tax provision	573.4	497.2	1,681.7	1,305.7

Adjusted net earnings from continuing operations	878.3	755.1	2,568.3	1,983.2
Dilutive earnings adjustment	(0.8)	(0.9)	(2.7)	(2.8)

Adjusted net earnings from continuing operations available to common shareholders	$877.5	$754.2	$2,565.6	$1,980.4

Weighted average diluted common shares outstanding	1,469.7	1,521.2	1,469.0	1,335.0
Adjusted earnings per share from continuing operations	$0.60	$0.50	$1.75	$1.48

Free Cash Flow

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (additions to property and equipment plus proceeds from sale-leaseback transactions).

Following is a reconciliation of net cash provided by operating activities to free cash flow:

	(Unaudited) 39 Weeks Ended
In millions	September 27, 2008	September 29, 2007
Net earnings	$2,259.3	$1,822.0
Non-cash charges (including depreciation and amortization)	1,012.0	839.5
Working capital change	(1,093.0)	(788.8)

Net cash provided by operating activities	$2,178.3	$1,872.7
Subtract: Additions to property and equipment	(1,483.2)	(1,232.7)
Add: Proceeds from sale-leaseback transactions	196.9	37.5

Free cash flow	$892.0	$677.5

Supplemental Unaudited Information

The Company evaluates segment performance based on net revenue, gross profit and operating profit before the effect of discontinued operations and certain intersegment activities and charges. Following is a reconciliation of the Company’s business segments to the accompanying consolidated financial statements:

In millions	Retail Pharmacy Segment	Pharmacy Services Segment(1)	Intersegment Eliminations (2)	Consolidated Totals
13 Weeks Ended:
September 27, 2008:
Net revenues	$11,542.0	$10,563.4	$(1,242.0)	$20,863.4
Gross profit	3,508.1	892.5	—	4,400.6
Operating profit	808.2	658.0	—	1,466.2
September 29, 2007:
Net revenues	$10,959.1	$10,662.6	$(1,126.5)	$20,495.2
Gross profit	3,259.9	935.3	—	4,195.2
Operating profit	616.4	654.7	—	1,271.1

39 Weeks Ended:
September 27, 2008:
Net revenues	$35,158.4	$31,984.9	$(3,813.6)	$63,329.7
Gross profit	10,536.4	2,530.4	—	13,066.8
Operating profit	2,512.3	1,802.1	—	4,314.4
September 29, 2007:
Net revenues	$33,448.0	$23,327.0	$(2,387.9)	$54,387.1
Gross profit	9,661.3	1,995.6	—	11,656.9
Operating profit	1,970.1	1,347.3	—	3,317.4

(1)	Net revenues of the Pharmacy Services Segment include approximately $1,499.5 million and $1,454.6 million of Retail Co-payments for the thirteen weeks ended September 27, 2008 and September 29, 2007, respectively. Net revenues of the Pharmacy Services Segment include approximately $4,704.6 million and $3,022.7 million of Retail Co-payments for the thirty-nine weeks ended September 27, 2008 and September 29, 2007, respectively.
(2)	Intersegment eliminations relate to intersegment revenues and accounts receivables that occur when a Pharmacy Services Segment customer uses a Retail Pharmacy Segment store to purchase covered products. When this occurs, both segments record the revenue on a standalone basis.

Supplemental Information

Preliminary and Unaudited

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	13 Weeks Ended		39 Weeks Ended
In millions	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net revenues	$11,542.0	$10,959.1	$35,158.4	$33,448.0
Gross profit	3,508.1	3,259.9	10,536.4	9,661.3
Gross profit % of net revenues	30.4%	29.8%	30.0%	28.9%
Operating expenses(1)	2,699.9	2,643.5	8,024.1	7,691.2
Operating expense % of net revenues	23.4%	24.1%	22.8%	23.0%
Operating profit	808.2	616.4	2,512.3	1,970.1
Operating profit % of net revenues	7.0%	5.6%	7.2%	5.9%

Net revenue increase:
Total	5.3%	6.2%	5.1%	14.6%
Pharmacy	5.1%	5.2%	5.0%	13.2%
Front Store	5.7%	8.5%	5.5%	17.6%
Same store sales increase:(2)
Total	3.7%	5.0%	3.6%	6.0%
Pharmacy	3.8%	4.3%	3.8%	5.8%
Front Store	3.3%	6.5%	3.1%	6.3%
Generic dispensing rates	68.0%	63.7%	67.2%	62.6%
Pharmacy % of total revenues	68.3%	68.4%	68.1%	68.2%
Third party % of pharmacy revenue	95.9%	95.0%	95.9%	95.2%
Retail prescriptions filled	132.3	128.5	406.4	393.2

(1)	Operating expenses include merger and integration costs associated with the Caremark Merger of $10.0 million for the thirteen weeks ended September 29, 2007. Operating expenses include merger and integration costs associated with the Caremark Merger of $1.0 million and $20.7 million for the thirty-nine weeks ended September 27, 2008 and September 29, 2007, respectively.
(2)	On June 2, 2006, we acquired certain assets and assumed certain liabilities from Albertson’s, Inc. for $4.0 billion. The assets acquired and the liabilities assumed included approximately 700 standalone drugstores and a distribution center located in La Habra, California (collectively, the “Standalone Drug Business”). The sales results of the Standalone Drug Business were included in same store sales revenue beginning July 1, 2007.

Supplemental Information

Preliminary and Unaudited

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	13 Weeks Ended		39 Weeks Ended
In millions	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
As reported:
Net revenues (1)	$10,563.4	$10,662.6	$31,984.9	$23,327.0
Gross profit	892.5	935.3	2,530.4	1,995.6
Gross profit % of net revenues	8.4%	8.8%	7.9%	8.6%
Operating expenses	234.5	280.6	728.3	648.3
Operating expense % of net revenues	2.2%	2.6%	2.3%	2.8%
Operating profit	658.0	654.7	1,802.1	1,347.3
Operating profit % of net revenues	6.2%	6.1%	5.6%	5.8%

Net revenues:
Mail service	$3,617.2	$4,151.5	$10,885.1	$9,532.8
Retail network	6,848.9	6,426.0	20,815.6	13,608.4
Other	97.3	85.1	284.2	185.8

Comparable Financial Information: (2)
Net revenues	$10,563.4	$10,662.6	$31,984.9	$31,737.6
Gross profit	892.5	935.3	2,530.4	2,556.0
Gross profit % of net revenues	8.4%	8.8%	7.9%	8.1%
Operating expenses	234.5	270.0	728.3	1,002.3
Merger and integration costs(3)	(2.7)	(17.1)	(18.1)	(251.2)

Total operating expenses	231.8	252.9	710.2	751.1
Operating expense % of net revenues	2.2%	2.4%	2.2%	2.4%
Operating profit	660.7	682.4	1,820.2	1,804.9
Operating profit % of net revenues	6.3%	6.4%	5.7%	5.7%

Net revenues:
Mail service	$3,617.2	$4,151.5	$10,885.1	$12,488.0
Retail network	6,848.9	6,426.0	20,815.6	18,996.0
Other	97.3	85.1	284.2	253.6
Pharmacy claims processed:
Total	149.1	149.2	457.1	452.8
Mail service	14.7	18.3	44.9	55.3
Retail network	134.4	130.9	412.2	397.5
Generic dispensing rate:
Total	65.1%	60.1%	64.6%	59.1%
Mail service	55.2%	49.0%	54.1%	47.5%
Retail network	66.1%	61.6%	65.6%	60.7%
Mail order penetration rate	23.3%	28.4%	23.3%	28.3%

(1)	Effective September 1, 2007, we converted a number of the PharmaCare retail pharmacy network contracts to the Caremark contract structure, which resulted in those contracts being accounted for using the gross method. This change caused total net revenues to increase by approximately $429.6 million and $1.8 billion during the thirteen and thirty-nine weeks ended September 27, 2008, respectively.
(2)	The Comparable Financial Information combines the historical Pharmacy Services Segment results of CVS and Caremark assuming the Caremark Merger and any adjustments to the estimated assets acquired and liabilities assumed as of March 22, 2007 occurred at the beginning the thirty-nine week period ended September 29, 2007. Accordingly, the comparable results include incremental depreciation and amortization resulting from the fixed and intangible assets recorded in connection with the Caremark Merger and exclude merger-related expenses and integration costs. The comparable financial information has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by the combined business segment for the periods presented or that will be achieved by the combined business segment in the future.

(3)	Merger and integration costs for the thirteen and thirty-nine weeks ended September 27, 2008 primarily consist of system integration and facility consolidation costs. Merger and integration costs for the thirteen weeks ended September 29, 2007, primarily consist of severance and retention, system integration and facility consolidation costs. Merger and integration costs for the thirty-nine weeks ended September 29, 2007, additionally include $80.3 million of stock option expense associated with the accelerated vesting of certain Caremark stock options, which vested upon consummation of the merger due to change in control provisions of the underlying Caremark stock option plans, $42.9 million of change in control payments due upon the consummation of the merger due to change in control provisions in certain Caremark employment agreements and merger-related costs of $128.0 million.

EBITDA and EBITDA per Adjusted Claim

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization (and excluding merger and integration related costs). We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

Following is a reconciliation of operating profit to EBITDA:

Pharmacy Services Segment – Comparable Financial Information (1)	(Unaudited) 13 Weeks Ended
In millions, except per adjusted claim amounts	September 27, 2008	September 29, 2007
Operating profit	$658.0	$665.3
Merger and integration costs(2)	2.7	17.1

Comparable operating profit	$660.7	$682.4
Depreciation and amortization	88.2	88.4

EBITDA	$748.9	$770.8
Adjusted claims	175.3	182.8

EBITDA per adjusted claim	$4.27	$4.22

(1)	The Comparable Financial Information combines the historical Pharmacy Services Segment results of CVS and Caremark assuming the Caremark Merger and any adjustments to the estimated assets acquired and liabilities assumed as of March 22, 2007 occurred at the beginning of the thirty-nine week period ended September 29, 2007. The comparable results include incremental depreciation and amortization resulting from the fixed and intangible assets recorded in connection with the Caremark Merger and exclude merger-related expenses and integration costs. The comparable financial information, which is used by management to assess year-to-year performance, has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by the combined business segment for the periods presented or that will be achieved by the combined business segment in the future.
(2)	Merger and integration costs for the thirteen weeks ended September 27, 2008 primarily consist of system integration costs. Merger and integration costs for the thirteen weeks ended September 29, 2007 primarily consist of severance and retention costs.